Exhibit 21

         Subsidiaries of Union Community Bancorp following the Stock Conversion of Union Federal Savings and Loan Association:

                       Name                       Jurisdiction of Incorporation
----------------------------------------------    ------------------------------
   Union Federal Savings and Loan Association                Federal

   UFS Service Corp.                                         Indiana